Exhibit 99.1

Nara Bancorp Reports $0.07 Earnings Per Diluted Share for Second Quarter 2008

LOS ANGELES--(BUSINESS WIRE)--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”), reported net income of $1.9 million, or $0.07 per diluted share, for second quarter 2008, a 79% decrease compared to net income of $8.8 million, or $0.33 per diluted share, for second quarter 2007.

Min Kim, President and Chief Executive Officer, said, “Our second quarter results were negatively impacted by continued compression in our net interest margin, a higher provision for loan losses, and an ‘other than temporary impairment’ loss on an asset-backed security. The weakening economy led to increased levels of watch list loans, delinquencies and non-performing loans. We are also seeing reduced loan production given lower demand and our decision to implement tighter underwriting criteria during this period.

“We are very focused on managing through this credit cycle, aggressively charging-off loans and maintaining an adequate allowance for loan losses. Entering the year, we indicated that our highest priority was maintaining the strength of our balance sheet and preserving our capital. In this regard, our allowance for loan losses to total loans has increased from 2007, and our capital ratios continue to be significantly above the regulatory definitions of ‘well capitalized,’” said Ms. Kim.

Second Quarter Financial Summary (2008 vs. 2007):

  Net income decreased 79% to $1.9 million
  Diluted EPS decreased 79% to $0.07 per share
  Net interest income was unchanged at $24.2 million
  Net interest margin decreased 75 basis points to 3.97%
  Non-interest income decreased 18% to $5.0 million
  Non-interest expense increased 18% to $16.6 million
  Net loans receivable increased 13% over the prior year to $2.09 billion
  Deposits increased 7% over the prior year to $1.93 billion
  Non-performing loans to total loans ratio increased to 1.19% from 0.31%
  Allowance for loan losses to non-performing loans decreased to 111% from 332%
  Allowance for loan losses to total loans increased to 1.32% from 1.02%
  Provision for loan losses increased 615% to $9.7 million
  Efficiency ratio was 56.70% compared to 46.38%

Operating Results for Second Quarter 2008

Net Interest Income and Net Interest Margin. Second quarter 2008 net interest income before provision for loan losses was $24.2 million, the same as second quarter 2007. Second quarter 2008 net interest margin (net interest income divided by average interest-earning assets) decreased 75 basis points to 3.97% from 4.72% in the second quarter of 2007. The decline in net interest margin was offset by average interest-earning asset growth of 19%.

The weighted average yield on the loan portfolio for second quarter 2008 decreased 165 basis points to 7.19% from 8.84% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates declined over the past year as a result of reductions in interest rates by the Federal Reserve. This was partially mitigated by the percentage of fixed rate loans in the portfolio increasing to 51% at June 30, 2008 from 46% at June 30, 2007. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at June 30, 2008 was 6.02% and 7.67%, respectively, compared to 9.22% and 7.73% at June 30, 2007.

The weighted average yield on the investment portfolio for second quarter 2008 increased 27 basis points to 5.03% from 4.76% for the same period last year. The increase was due to repositioning of the portfolio as part of our on-going portfolio and interest rate risk management strategy.

The weighted average cost of deposits for second quarter 2008 decreased 92 basis points to 2.90% from 3.82% for the same period last year. The cost of time deposits decreased 157 basis points to 3.68% from 5.25%, accounting for a substantial portion of the decrease.

The weighted average cost of FHLB advances for second quarter 2008 decreased 57 basis points to 3.74% from 4.31% for second quarter 2007, reflecting the decline in market interest rates.

Following are the weighted average data at June 30, 2008 and 2007:

	June 30 2008	June 30, 2007
Weighted average loan portfolio yield (excluding discounts)	6.87%	8.54%
Weighted average securities available-for-sale portfolio yield	4.88%	5.00%
Weighted average cost of deposits	2.75%	3.83%
Weighted average cost of total interest-bearing deposits	3.36%	4.94%
Weighted average cost of FHLB advances	3.76%	4.34%

Sequentially, second quarter 2008 net interest income before provision for loan losses decreased $454 thousand, or 2%, from first quarter 2008. The decrease was primarily attributable to a lower net interest margin resulting from the lag in repricing of deposits as market interest rates declined. The net interest margin declined 18 basis points to 3.97% from 4.15% for first quarter 2008.

Interest income (expense) recognized from changes in status to or from non-accrual was ($292) thousand, ($104) thousand, and $159 thousand for second quarter 2008, second quarter 2007, and first quarter 2008, respectively. Excluding this effect, the net interest margin for second quarter 2008, second quarter 2007, and first quarter 2008 was 4.02%, 4.74% and 4.12%, respectively.

Prepayment penalty income for second quarter 2008, second quarter 2007 and first quarter 2008 was $580 thousand, $524 thousand and $221 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for second quarter 2008, second quarter 2007 and first quarter 2008 was 3.92%, 4.64% and 4.09%, respectively.

Non-interest Income. Second quarter 2008 non-interest income was $5.0 million, a decrease of $1.1 million, or 18%, over second quarter 2007. Net gains on sales of SBA loans were $531 thousand for second quarter 2008, a decrease of 69% from $1.7 million for second quarter 2007. The decline was primarily due to a decrease in SBA loans sold and a reduction in the average sale premium. The average sale premium decreased to 5.34% for second quarter 2008 from 7.62% for second quarter 2007. The net realized gains on sales for second quarter 2008 was 4.42% of the gross loans sold compared to 5.20% during second quarter 2007.

Net gains on sale of other commercial real estate loans were $95 thousand for second quarter 2008, compared to $754 thousand for the same period of 2007. Also, during the second quarter of 2008, the Company recognized a net gain of $393 thousand from the sale of $21.9 million of available-for-sale fixed rate securities, which were sold as part of the Company’s interest rate risk management strategy.

Sequentially, non-interest income increased 10%, primarily due to an increase in the net valuation of interest rate swaps of $824 thousand during second quarter 2008, reported in other income and fees.

Non-interest Expense. Second quarter 2008 non-interest expense was $16.6 million, an increase of 18% from $14.1 million for the same period last year. Salaries and employee benefits expense increased by 11% over the same quarter of the prior year due to an increase in the number of employees and annual salary adjustments offset by a decrease in bonus expense. Advertising and marketing expense increased by 35% primarily due to several deposit promotions launched during second quarter 2008. Professional fees decreased by 43%, primarily due to lower legal fees.

Other non-interest expense increased 91% to $4.1 million for second quarter 2008, compared to $2.1 million for the same period last year. Included in other non-interest expense for the second quarter 2008 was an other-than-temporary impairment charge of $1.7 million, resulting from a write-down to fair value of an asset-backed security that was recently downgraded by one of three rating agencies. The Company has no other non-agency asset-backed securities. Also included in other non-interest expense for second quarter 2008 was a $334,000 write-down to fair value of a loan held for sale, which was transferred to loans receivable. Excluding these two write-downs, non-interest expense for second quarter 2008 increased 3% from the same period in 2007.

Sequentially, non-interest expense in second quarter 2008 increased by 15% from $14.4 million in first quarter 2008. Excluding the write-downs mentioned above, non-interest expense in second quarter 2008 increased by 1% from first quarter 2008.

Income Taxes. The effective tax rate was 38.0% for second quarter 2008 compared to 41.2% for second quarter 2007, and 41.0% for first quarter 2008. The lower effective tax rate for second quarter 2008 was due primarily to increases in certain tax credits.

Balance Sheet Summary

At June 30, 2008 total assets were $2.57 billion compared to $2.55 billion at March 31, 2008 an increase of 4.3% (annualized) and $2.42 billion at December 31, 2007.

Gross loans receivable were $2.12 billion at June 30, 2008, an increase of 9.0% (annualized) from $2.07 billion at March 31, 2008. New loan production was $146 million during second quarter 2008, compared to $176 million during first quarter 2008 and $282 million during the second quarter 2007. Loan pay-offs were $70 million during second quarter 2008, compared to $63 million during first quarter 2008 and $106 million during second quarter 2007.

SBA loan originations were $12.9 million during second quarter 2008 compared to $21.4 million during first quarter 2008 and $57.3 million during second quarter 2007. Sales of SBA loans during second quarter 2008 were $12.0 million, compared to $24.4 million during first quarter 2008 and $33.4 million during second quarter 2007.

Total deposits were $1.93 billion at June 30, 2008, an increase of 16.0% (annualized) from $1.85 billion at March 31, 2008 and $1.83 billion at December 31, 2007. Since December 31, 2007, retail deposits decreased $74.9 million as demand deposits and retail time deposits declined. Offsetting this decrease, wholesale deposits increased by $170.1 million, as broker CDs increased $130.1 million to $251.9 million, and State Treasurer deposits increased $40 million to $200 million. The retail deposit marketplace continues to be very competitive and rate sensitive.

FHLB advances were $350.0 million at June 30, 2008 compared to $393 million at March 31, 2008 and $297.0 million at December 31, 2007. The Company paid down FHLB advances with funds received from deposits as part of its liquidity management.

Provision and Allowance for Loan Losses

The Company recorded a provision for loan losses of $9.7 million in second quarter 2008, compared to $1.4 million in the same period of the prior year and $5.0 million in first quarter 2008. Non-performing loans at June 30, 2008 were $25.2 million, or 1.19% of total loans, compared to $19.1 million, or 0.92% of total loans at March 31, 2008 and $16.6 million, or 0.83% of total loans, at December 31, 2007. The continued weakness in the economy has impacted the commercial loan portfolio, including SBA loans, and the Company is also starting to see signs of stress in the commercial real estate portfolio.

Net loan charge-offs during second quarter 2008 were $4.9 million, or 0.93% of average loans on an annualized basis, compared to $1.0 million, or 0.22% of average loans on an annualized basis, during second quarter 2007 and $1.9 million, or 0.37% of average loans on an annualized basis, during first quarter 2008. Second quarter 2008 charge-offs include a partial charge-off in the amount of $2.1 million for the construction loan participation which the Company discussed in the first quarter and which was fully reserved for at March 31, 2008. The charge-off was recorded when the loan was put into foreclosure by the lead lender. Excluding this loan, second quarter charge-offs primarily consisted of loans to retail businesses, averaging approximately $100 thousand per loan. Gross charge-offs were substantially provided for at March 31, 2008.

Total delinquencies were $33.0 million at June 30, 2008, compared to $34.7 million at December 31, 2007, and $28.7 million at March 31, 2008. Although total delinquencies increased 15% from March 31, 2008, loans past due 30-59 days improved from $12.6 million at December 31, 2007 to $8.0 million at March 31, 2008, and to $4.5 million at June 30, 2008.

The allowance for loan losses at June 30, 2008 was $27.9 million, or 1.32% of gross loans receivable, compared to $20.0 million, or 1.00% of gross loans receivable, at December 31, 2007 and $23.1 million, or 1.11% of gross loans receivable at March 31, 2008. The allowance for loan losses to non-performing loans was 111%, 121% and 121% at June 30, 2008, December 31, 2007 and March 31, 2008, respectively. The higher allowance for loan losses reflects a building of reserves to reflect an increase in special mention and classified assets, and higher non-performing loans, as the Company’s commercial customers are experiencing declining revenues and cash flows. Additionally, the Company has increased specific allowances for certain impaired loans.

Performance Ratios

The annualized return on average equity (ROE) for second quarter 2008 was 3.18%, compared to 17.53% for second quarter 2007 and 10.15% for first quarter 2008.

The annualized return on average assets (ROA) for second quarter 2008 was 0.29%, compared to 1.63% for second quarter 2007 and 0.93% for first quarter 2008.

The efficiency ratio for second quarter 2008 was 56.70%, compared to 46.38% for second quarter 2007 and 49.41% for first quarter 2008. The increase in the efficiency ratio was primarily due to the decreases in net interest income and non-interest income.

Capital

At June 30, 2008, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” The Leverage Ratio was 10.35% compared to 10.77% at December 31, 2007 and 11.10% at June 30, 2007. The Tier 1 Risk-based Ratio was 11.53% compared to 11.84% at December 31, 2007 and 11.87% at June 30, 2007. The Total Risk-based Ratio was 12.76% compared to 12.78% at December 31, 2007 and 12.83% at June 30, 2007.

Earnings Outlook

Nara Bancorp lowered its full year guidance for 2008 earnings per share to $0.62 to $0.67 per diluted share.

Commenting on the outlook, Ms. Kim said, “Given the continued weakness in the economy, we expect our provision for loan losses will remain elevated, although we believe it will moderate from the level we experienced in the second quarter. We continue to have minimal exposure to the areas of the economy that have been hit the hardest – such as the housing market and the residential construction industry – which should enable us to keep loan losses to a manageable level.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s second quarter 2008 financial results will be held tomorrow, July 23, 2008 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-867-0938 (domestic) or 303-262-2142 (international). There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through July 30, 2008; the passcode is 11117226.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 6 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)

Nara Bancorp, Inc.

Assets	6/30/2008	3/31/2008	% change	12/31/2007	% change	6/30/2007	% change

Cash and due from banks	$41,963	$41,353	1%	$40,147	5%	$34,434	22%
Federal funds sold	14,500	21,000	-31%	9,000	61%	10,000	45%
Securities available for sale, at fair value	291,343	273,779	6%	258,773	13%	194,925	49%
Federal Home Loan Bank and Federal Reserve Bank stock	23,817	26,419	-10%	17,694	35%	10,772	121%
Loans held for sale, at the lower of cost or market	6,100	7,571	-19%	12,304	-50%	17,154	-64%
Loans receivable	2,120,706	2,073,851	2%	2,008,729	6%	1,878,970	13%
Allowance for loan losses	(27,899)	(23,116)	21%	(20,035)	39%	(19,101)	46%
Net loans receivable	2,092,807	2,050,735	2%	1,988,694	5%	1,859,869	13%
Accrued interest receivable	8,334	9,014	-8%	9,348	-11%	9,074	-8%
Premises and equipment, net	11,683	11,293	3%	11,254	4%	11,585	1%
Cash surrender value of life insurance	23,219	23,096	1%	22,908	1%	15,660	48%
Goodwill	2,697	2,697	0%	2,347	15%	2,347	15%
Other intangible assets, net	1,963	2,132	-8%	2,242	-12%	2,570	-24%
Other assets	55,158	77,024	-28%	48,699	13%	47,583	16%
Total assets	$2,573,584	$2,546,113	1%	$2,423,410	6%	$2,215,973	16%

Liabilities

Deposits	$1,928,580	$1,854,349	4%	$1,833,346	5%	$1,798,460	7%
Borrowings from Federal Home Loan Bank	350,000	393,000	-11%	297,000	18%	120,000	192%
Subordinated debentures	39,268	39,268	0%	39,268	0%	39,268	0%
Accrued interest payable	7,943	10,182	-22%	10,481	-24%	10,586	-25%
Other liabilities	20,114	21,920	-8%	21,135	-5%	45,332	-56%
Total liabilities	2,345,905	2,318,719	1%	2,201,230	7%	2,013,646	17%

Stockholders' Equity

Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,197,672, 26,193,672, 26,193,672 and 26,181,672 shares at June 30, 2008, March 31 2008, December 31, 2007 and June 30, 2007, respectively	$26	$26	0%	$26	0%	$26	0%
Capital surplus	81,006	80,567	1%	79,974	1%	79,108	2%
Retained earnings	148,677	147,544	1%	142,491	4%	126,811	17%
Accumulated other comprehensive loss, net	(2,030)	(743)	173%	(311)	553%	(3,618)	-44%
Total stockholders' equity	227,679	227,394	0%	222,180	2%	202,327	13%

Total liabilities and stockholders' equity	$2,573,584	$2,546,113	1%	$2,423,410	6%	$2,215,973	16%

Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Six Months Ended June 30,
	6/30/2008	6/30/2007	% change	3/31/2008	% change	2008	2007	% change

Interest income:
Interest and fees on loans	$37,699	$40,289	-6%	$40,364	-7%	$78,063	$78,533	-1%
Interest on securities	3,571	2,105	70%	3,668	-3%	7,239	4,158	74%
Interest on federal funds sold and other investments	517	682	-24%	328	58%	845	1,177	-28%
Total interest income	41,787	43,076	-3%	44,360	-6%	86,147	83,868	3%

Interest expense:
Interest on deposits	13,578	16,903	-20%	15,206	-11%	28,785	33,202	-13%
Interest on other borrowings	4,053	1,963	106%	4,544	-11%	8,596	3,721	131%
Total interest expense	17,631	18,866	-7%	19,750	-11%	37,381	36,923	1%

Net interest income before provision for loan losses	24,156	24,210	0%	24,610	-2%	48,766	46,945	4%
Provision for loan losses	9,652	1,350	615%	4,993	93%	14,645	2,330	529%
Net interest income after provision for loan losses	14,504	22,860	-37%	19,617	-26%	34,121	44,615	-24%

Non-interest income:
Service fees on deposit accounts	1,723	1,685	2%	1,821	-5%	3,544	3,305	7%
Net gains on sales of SBA and other loans	626	2,491	-75%	800	-22%	1,426	3,711	-62%
Net gains on sales of securities available-for-sale	393	-	0%	467	-16%	860	-	100%
Other income and fees	2,296	1,935	19%	1,511	52%	3,807	3,699	3%
Total non-interest income	5,038	6,111	-18%	4,599	10%	9,637	10,715	-10%

Non-interest expense:
Salaries and employee benefits	7,456	6,723	11%	7,636	-2%	15,092	13,437	12%
Occupancy	2,147	2,109	2%	2,163	-1%	4,310	4,184	3%
Furniture and equipment	707	684	3%	709	0%	1,416	1,309	8%
Advertising and marketing	653	484	35%	550	19%	1,203	1,146	5%
Data processing and communications	897	870	3%	830	8%	1,727	1,824	-5%
Professional fees	601	1,049	-43%	532	13%	1,133	1,895	-40%
Other	4,092	2,144	91%	2,011	103%	6,103	4,214	45%
Total non-interest expense	16,553	14,063	18%	14,431	15%	30,984	28,009	11%
Income before income taxes	2,989	14,908	-80%	9,785	-69%	12,774	27,321	-53%
Income taxes	1,136	6,138	-81%	4,012	-72%	5,148	11,243	-54%
Net Income	$1,853	$8,770	-79%	$5,773	-68%	$7,626	$16,078	-53%

Earnings Per Share:
Basic	$0.07	$0.34		$0.22		$0.29	$0.61
Diluted	$0.07	$0.33		$0.22		$0.29	$0.61

Average Shares Outstanding
Basic	26,195,035	26,165,254		26,193,672		26,194,353	26,144,445
Diluted	26,450,222	26,502,862		26,400,802		26,424,045	26,522,521

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,			(Annualized) At or for the Six Months Ended,
Profitability measures:	6/30/2008	6/30/2007	3/31/2008	6/30/2008	6/30/2007
ROA	0.29%	1.63%	0.93%	0.61%	1.52%
ROE	3.18%	17.53%	10.15%	6.62%	16.41%
Net interest margin	3.97%	4.72%	4.15%	4.06%	4.67%
Efficiency ratio	56.70%	46.38%	49.41%	53.05%	48.58%

	Three Months Ended			Three Months Ended			Three Months Ended
	6/30/2008			6/30/2007			3/31/2008

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,096,825	$37,699	7.19%	$1,823,323	$40,289	8.84%	$2,055,535	$40,364	7.85%
Securities available for sale	283,782	3,571	5.03%	177,023	2,105	4.76%	292,283	3,668	5.02%
FRB and FHLB stock and other investments	25,311	371	5.86%	10,547	132	5.01%	22,940	316	5.51%
Federal funds sold	27,552	146	2.12%	42,194	550	5.21%	1,506	12	3.19%
Total interest earning assets	$2,433,470	$41,787	6.87%	$2,053,087	$43,076	8.39%	$2,372,264	$44,360	7.48%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$263,094	$1,819	2.77%	$232,619	$2,362	4.06%	$246,120	$1,912	3.11%
Savings	143,161	1,340	3.74%	145,191	1,337	3.68%	136,596	1,308	3.83%
Time deposits:
$100,000 or more	979,718	9,008	3.68%	821,043	10,941	5.33%	892,274	10,208	4.58%
Other	151,777	1,411	3.72%	184,161	2,263	4.92%	158,042	1,778	4.50%
Total time deposits	1,131,495	10,419	3.68%	1,005,204	13,204	5.25%	1,050,316	11,986	4.56%
Total interest bearing deposits	1,537,750	13,578	3.53%	1,383,014	16,903	4.89%	1,433,032	15,206	4.24%
FHLB advances	365,379	3,413	3.74%	106,363	1,146	4.31%	401,148	3,783	3.77%
Other borrowings	38,214	640	6.70%	37,531	817	8.71%	37,618	761	8.09%
Total interest bearing liabilities	1,941,343	$17,631	3.63%	1,526,908	$18,866	4.94%	1,871,798	$19,750	4.22%
Non-interest bearing demand deposits	337,229			387,143			338,043
Total funding liabilities / cost of funds	$2,278,572		3.10%	$1,914,051		3.94%	$2,209,841		3.57%
Net interest income / net interest spread		$24,156	3.24%		$24,210	3.45%		$24,610	3.26%
Net interest margin			3.97%			4.72%			4.15%
Net interest margin, excluding effect of non-accrual loan income(expense)			4.02%			4.74%			4.12%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			3.92%			4.63%			4.09%

Non-accrual loan income (expense) recognized		$(292)			$(104)		$159
Prepayment fee income received		580			524		221

Cost of deposits:
Non-interest bearing demand deposits	$337,229	$-		$387,143	$-		$338,043	$-
Interest bearing deposits	1,537,750	13,578	3.53%	1,383,014	16,903	4.89%	1,433,032	15,206	4.24%
Total deposits	$1,874,979	$13,578	2.90%	$1,770,157	$16,903	3.82%	$1,771,075	$15,206	3.43%

	Six Months Ended			Six Months Ended
	6/30/2008			6/30/2007

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,076,180	$78,063	7.52%	$1,789,728	$78,533	8.78%
Securities available for sale	288,033	7,239	5.03%	175,488	4,158	4.74%
FRB and FHLB stock and other investments	24,126	686	5.69%	10,181	268	5.26%
Federal funds sold	14,529	159	2.19%	34,955	909	5.20%
Total interest earning assets	$2,402,868	$86,147	7.17%	$2,010,352	$83,868	8.34%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$254,607	$3,730	2.93%	$216,741	$4,291	3.96%
Savings	139,878	2,648	3.79%	142,070	2,541	3.58%
Time deposits:
$100,000 or more	935,995	19,217	4.11%	810,493	21,501	5.31%
Other	154,909	3,190	4.12%	196,343	4,869	4.96%
Total time deposits	1,090,904	22,407	4.11%	1,006,836	26,370	5.24%
Total interest bearing deposits	1,485,389	28,785	3.88%	1,365,647	33,202	4.86%
FHLB advances	383,264	7,195	3.75%	96,194	2,050	4.26%
Other borrowings	37,917	1,401	7.39%	37,554	1,671	8.90%
Total interest bearing liabilities	1,906,570	$37,381	3.92%	1,499,395	$36,923	4.93%
Non-interest bearing demand deposits	337,636			377,646
Total funding liabilities / cost of funds	$2,244,206		3.33%	$1,877,041		3.93%
Net interest income / net interest spread		$48,766	3.25%		$46,945	3.42%
Net interest margin			4.06%			4.67%
Net interest margin, excluding effect of non-accrual loan income(expense)			4.07%			4.72%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			4.00%			4.65%

Non-accrual loan income (expense) recognized		$(133)			$(452)
Prepayment fee income received		801			666

Cost of deposits:
Non-interest bearing demand deposits	$337,636	$-		$377,646	$-
Interest bearing deposits	1,485,389	28,785	3.88%	1,365,647	33,202	4.86%
Total deposits	$1,823,025	$28,785	3.16%	$1,743,293	$33,202	3.81%

	For the Three Months Ended					For the Six Months Ended
	6/30/2008	6/30/2007	% change	3/31/2008	% change	6/30/2008	6/30/2007	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,096,825	$1,823,323	15%	$2,055,535	2%	$2,076,180	$1,789,728	16%
Investments	336,646	229,764	47%	316,729	6%	326,688	220,624	48%
Interest-earning assets	2,433,471	2,053,087	19%	2,372,264	3%	2,402,868	2,010,352	20%
Total assets	2,545,239	2,156,121	18%	2,479,042	3%	2,512,140	2,111,496	19%

Interest-bearing deposits	1,537,750	1,383,014	11%	1,433,032	7%	1,485,389	1,365,647	9%
Interest-bearing liabilities	1,941,343	1,526,908	27%	1,871,798	4%	1,906,570	1,499,395	27%
Non-interest-bearing demand deposits	337,229	387,143	-13%	338,043	0%	337,636	377,646	-11%
Stockholders' Equity	232,865	200,162	16%	227,598	2%	230,232	195,908	18%
Net interest earning assets	492,128	526,179	-6%	500,466	-2%	496,298	510,957	-3%

LOAN PORTFOLIO COMPOSITION:	6/30/2008	3/31/2008	% change	12/31/2007	% change	6/30/2007	% change

Commercial loans	$615,977	$593,905	4%	$605,553	2%	$564,937	9%
Real estate loans	1,474,204	1,448,840	2%	1,369,826	8%	1,277,232	15%
Consumer and other loans	32,140	32,768	-2%	34,809	-8%	38,792	-17%
Loans outstanding	2,122,321	2,075,513	2%	2,010,188	6%	1,880,961	13%
Unamortized deferred loan fees - net of costs	(1,615)	(1,662)	-3%	(1,459)	11%	(1,991)	-19%
Loans, net of deferred loan fees and costs	2,120,706	2,073,851	2%	2,008,729	6%	1,878,970	13%
Allowance for loan losses	(27,899)	(23,116)	21%	(20,035)	39%	(19,101)	46%
Loan receivable, net	$2,092,807	$2,050,735	2%	$1,988,694	5%	$1,859,869	13%

DEPOSIT COMPOSITION	6/30/2008	3/31/2008	% Change	12/31/2007	% Change	6/30/2007	% Change
Non-interest-bearing demand deposits	$351,188	$353,314	-1%	$364,518	-4%	$396,074	-11%
Money market and other	266,988	234,425	14%	260,224	3%	259,241	3%
Saving deposits	146,362	144,543	1%	143,020	2%	144,381	1%
Time deposits of $100,000 or more	1,017,160	973,578	4%	899,980	13%	829,940	23%
Other time deposits	146,882	148,489	-1%	165,604	-11%	168,824	-13%
Total deposit balances	$1,928,580	$1,854,349	4%	$1,833,346	5%	$1,798,460	7%

DEPOSIT COMPOSITION (%)	6/30/2008	3/31/2008	12/31/2007	6/30/2007
Non-interest-bearing demand deposits	18.3%	19.1%	19.9%	22.1%
Money market and other	13.8%	12.6%	14.2%	14.4%
Saving deposits	7.6%	7.8%	7.8%	8.0%
Time deposits of $100,000 or more	52.7%	52.5%	49.1%	46.1%
Other time deposits	7.6%	8.0%	9.0%	9.4%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	6/30/2008	3/31/2008	12/31/2007	6/30/2007
Total stockholders' equity	$227,679	$227,394	$222,180	$202,327
Tier 1 risk-based capital ratio	11.53%	11.56%	11.84%	11.87%
Total risk-based capital ratio	12.76%	12.59%	12.78%	12.83%
Tier 1 leverage ratio	10.35%	10.56%	10.77%	11.10%
Book value per share	$8.69	$8.68	$8.48	$7.73
Tangible book value per share	$8.51	$8.50	$8.31	$7.54
Tangible equity to tangible assets	8.68%	8.76%	9.00%	8.93%

	For the Three Months Ended					For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES:	6/30/2008	3/31/2008	% Change	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Balance at Beginning of Period	$23,116	$20,035	15%	$18,752	23%	$20,035	$19,112	5%
Provision for Loan Losses	9,652	4,993	93%	1,350	615%	14,645	2,330	529%
Recoveries	58	47	23%	396	-85%	105	586	-82%
Charge Offs	(4,927)	(1,959)	152%	(1,397)	253%	(6,886)	(2,927)	135%
Balance at End of Period	$27,899	$23,116	21%	$19,101	46%	$27,899	$19,101	46%
Net charge-off/Average gross loans (annualized)	0.93%	0.37%		0.22%		0.65%	0.26%

NON-PERFORMING ASSETS	6/30/2008	3/31/2008	12/31/2007	6/30/2007
Delinquent Loans 90 days or more on Non-Accrual Status	$25,222	$18,653	$16,592	$5,757
Delinquent Loans 90 days or more on Accrual Status	-	427	-	-
Total Non-Performing Loans	25,222	19,080	16,592	5,757
Other real estate owned	-	-	-	-
Restructured Loans	1,414	1,135	765	222
Total Non-Performing Assets	$26,636	$20,215	$17,357	$5,979
Non-Performing Assets/ Total Assets	1.03%	0.79%	0.72%	0.27%
Non-Performing Loans/Gross Loans	1.19%	0.92%	0.83%	0.31%
Allowance for loan losses/ Gross Loans	1.32%	1.11%	1.00%	1.02%
Allowance for loan losses/ Non-Performing Loans	111%	121%	121%	332%

CONTACT:
Financial Relations Board
Tony Rossi, 213-486-6545